Exhibit 99.1

LEVI
STRAUSS
   & Co.
  NEWS
1155 Battery Street, San Francisco, CA 94111

Investor Contact:	Moira Conlon The Abernathy MacGregor Group (213) 630-6550

Media Contact:	Jeff Beckman Levi Strauss & Co. (415) 501-3317
LEVI STRAUSS & CO. ANNOUNCES FOURTH-QUARTER AND
FISCAL-YEAR 2007 FINANCIAL RESULTS
•	Net Revenues Up 2% in the Fourth Quarter and 4% in the Fiscal-Year

•	Fiscal-Year Net Income Increases 93% Driven by $215 Million Tax Benefit
SAN FRANCISCO (February 12, 2008) — Levi Strauss & Co. (LS&CO.) today announced financial results for the fourth quarter and fiscal year ended November 25, 2007.
Net revenues for the fourth quarter improved 2 percent to $1.3 billion compared to the same period last year, and increased 4 percent to $4.4 billion for fiscal 2007 compared with the previous year on a reported basis. Excluding currency effects, net revenues decreased by 2 percent in the quarter compared with the same period in 2006, reflecting declining sales in North America. For the fiscal year, net revenues increased 1 percent excluding currency effects compared to 2006, driven by sales growth in Asia-Pacific emerging markets, Europe and the U.S. Levi’s® brand.
Income before income tax increased 9 percent to $376 million for fiscal 2007 compared with $345 million in fiscal 2006. Net income increased in the fourth quarter by 179 percent or $171 million to $267 million compared to the same period last year. For the full fiscal year, net income grew to $460 million, a 93 percent gain over the prior year. Increases in both periods were primarily driven by an approximately $215 million non-recurring, non-cash reversal of deferred tax asset valuation allowances in the fourth quarter. The reversal was the result of improvements in business performance and revised income tax expectations as part of the ongoing review of open tax years with the IRS.
“In 2007 we continued to make good progress on growing the Levi’s® brand around the world, upgrading our Levi’s® and Dockers® products, and expanding our retail network,” said John Anderson, president and chief executive officer. “I’m particularly pleased with the solid performance of our European business. Although the company had a challenging fourth quarter, we improved our financial strength in 2007.
“Looking ahead, we anticipate a difficult retail environment in several markets around the world. We will focus on product innovation, retail expansion and optimizing our global presence in more than 110 countries.”
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LS&CO. FY 2007 Results/Add One
February 12, 2008
Fourth Quarter 2007 Highlights
▪	Net revenues in the fourth quarter in North America decreased 3 percent compared to the same period of 2006, mostly due to declines in the Signature by Levi Strauss & Co.™ business in the United States. Fourth quarter net revenues in Europe increased 16 percent year over year on a reported basis, and 5 percent excluding the positive currency impact. Net revenues in Asia Pacific grew 3 percent on a reported basis, and declined 4 percent excluding the positive currency impact.

▪	Gross profit in the fourth quarter increased to $595 million compared with $593 million for the same period of 2006. Gross margin decreased to 47.4 percent of revenues for the fourth quarter compared with 48.0 percent of revenues in the fourth quarter of 2006, primarily reflecting higher levels of sales allowances and discounts in North America and Asia Pacific.

▪	Selling, general and administrative expenses decreased to $403 million for the fourth quarter from $422 million in the same period of 2006. Lower expenses in the 2007 period are attributable to decreases in incentive compensation and advertising and promotion expenses, and a postretirement benefit plan curtailment gain, partially offset by increased expenses related to company-operated retail stores.

▪	Operating income for the fourth quarter increased to $190 million compared to $170 million for the same period of 2006, reflecting higher net revenue and lower SG&A.

▪	Interest expense for the fourth quarter decreased 21 percent to $49 million compared to $62 million in the fourth quarter of 2006. The decrease was primarily attributable to lower debt levels and lower average interest rates during the quarter due to the company’s debt refinancing actions taken since 2006.

▪	Net income for the fourth quarter was $267 million compared to $96 million in the same period of 2006. This result reflects a non-recurring, non-cash tax benefit of approximately $215 million, as well as a reduction of interest expenses of $13 million, partially offset by a $42 million higher loss on early extinguishment of debt.
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LS&CO. FY 2007 Results/Add Two
February 12, 2008
Fiscal Year 2007 Highlights
▪	For the fiscal year, the 4 percent increase in net revenues reflected growth in Europe and Asia Pacific, with stability in North America. Net revenues increased by 1 percent before the benefit of favorable currency exchange rates. Growth was driven by Asia Pacific emerging markets, the European region, and the U.S. Levi’s® brand, which all benefited from incremental sales in brand-dedicated stores worldwide.

▪	Gross profit in the fiscal year increased by 3 percent to $2,042 million compared with $1,976 million in 2006. Gross margin decreased to 46.8 percent of revenues for the year compared with 47.1 percent of revenues in 2006.

▪	Selling, general and administrative expenses increased 3 percent to $1,387 million for 2007 compared to the prior year. Excluding the effect of changes in foreign currency exchange rates, SG&A would have decreased slightly for the year. Lower incentive compensation expenses and a higher benefit plan curtailment gain were offset by increased selling expenses across all business segments, reflecting additional company-operated stores and Asia Pacific’s business growth.

▪	Operating income increased $27 million to $641 million compared to $614 million in 2006. The operating margin for 2007 was consistent with the prior year at 14.7 percent compared to 14.6 percent in 2006.

▪	Interest expense for the year decreased 14 percent to $216 million compared to $251 million in 2006. The decrease was primarily attributable to lower debt levels and lower average interest rates in 2007 following the company’s refinancing and debt reduction activities in 2007 and 2006. In 2007, the company reduced its debt balance by more than $250 million.

▪	Net income for 2007 was $460 million compared to $239 million in the prior year. The increase in net income was primarily due to the approximately $215 million non-recurring, non-cash reduction in tax expense recorded in 2007, as well as lower interest expense and the higher benefit plan curtailment gain compared to the prior year.

▪	Strong operating cash flow in 2007 is attributable to improved inventory management, lower contributions to pension plans and lower income tax payments.
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LS&CO. FY 2007 Results/Add Three
February 12, 2008
“We continued to improve our financial strength in 2007, delivering solid operating margins while investing in our brands and systems. We also reduced debt by more than $250 million and secured lower interest rates in our debt restructuring actions taken during the year, helping us further reduce interest expense,” said Hans Ploos van Amstel, Chief Financial Officer. “In 2008, we are continuing to focus on cash flow and building our brands. Our improved financial strength will help us as we face the economic uncertainty ahead.”
Investor Conference Call
The company’s full-year 2007 and fourth-quarter investor conference call will be available through a live audio Webcast at http://levistrauss.com/news/webcast.htm today, February 12, 2008, at 1 p.m. PST/4 p.m. EST. A replay is available on the Web site the same day and will be archived for one month. A telephone replay also is available through February 19 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 32616149.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2007, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	November 25,	November 26,
	2007	2006
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$155,914	$279,501
Restricted cash	1,871	1,616
Trade receivables, net of allowance for doubtful accounts of $14,805 and $17,998	607,035	589,975
Inventories:
Raw materials	17,784	13,543
Work-in-process	14,815	13,479
Finished goods	483,265	523,041

Total inventories	515,864	550,063
Deferred tax assets, net	133,180	101,823
Other current assets	75,647	86,292

Total current assets	1,489,511	1,609,270
Property, plant and equipment, net of accumulated depreciation of $605,859 and $530,513	447,340	404,429
Goodwill	206,486	203,989
Other intangible assets, net	42,775	42,815
Non-current deferred tax assets, net	511,128	457,105
Other assets	153,426	86,457

Total assets	$2,850,666	$2,804,065

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term borrowings	$10,339	$11,089
Current maturities of long-term debt	70,875	—
Current maturities of capital leases	2,701	1,608
Accounts payable	243,630	245,629
Restructuring liabilities	8,783	13,080
Other accrued liabilities	248,159	194,601
Accrued salaries, wages and employee benefits	218,325	261,234
Accrued interest payable	30,023	61,827
Accrued income taxes	9,420	14,226

Total current liabilities	842,255	803,294
Long-term debt	1,879,192	2,206,323
Long-term capital leases, less current maturities	5,476	3,086
Postretirement medical benefits	157,447	379,188
Pension liability	147,417	184,090
Long-term employee related benefits	113,710	136,408
Long-term income tax liabilities	35,122	19,994
Other long-term liabilities	48,123	46,635
Minority interest	15,833	17,138

Total liabilities	3,244,575	3,796,156

Commitments and contingencies (Note 7)
Temporary equity	4,120	1,956

Stockholders’ deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	92,650	89,837
Accumulated deficit	(499,093)	(959,478)
Accumulated other comprehensive income (loss)	8,041	(124,779)

Total stockholders’ deficit	(398,029)	(994,047)

Total liabilities, temporary equity and stockholders’ deficit	$2,850,666	$2,804,065

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended	Year Ended	Year Ended
	November 25,	November 26,	November 27,
	2007	2006	2005
	(Dollars in thousands)
Net sales	$4,266,108	$4,106,572	$4,150,931
Licensing revenue	94,821	86,375	73,879

Net revenues	4,360,929	4,192,947	4,224,810
Cost of goods sold	2,318,883	2,216,562	2,236,962

Gross profit	2,042,046	1,976,385	1,987,848
Selling, general and administrative expenses	1,386,547	1,348,577	1,381,955
Restructuring charges, net	14,458	14,149	16,633

Operating income	641,041	613,659	589,260
Interest expense	215,715	250,637	263,650
Loss on early extinguishment of debt	63,838	40,278	66,066
Other income, net	(14,138)	(22,418)	(23,057)

Income before income taxes	375,626	345,162	282,601
Income tax (benefit) expense	(84,759)	106,159	126,654

Net income	$460,385	$239,003	$155,947

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	November 25,	November 26,	November 27,
	2007	2006	2005
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$460,385	$239,003	$155,947
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,514	62,249	59,423
Asset impairments	9,070	—	1,610
Loss (gain) on disposal of property, plant and equipment	444	(6,218)	(5,750)
Unrealized foreign exchange gains	(7,186)	(16,826)	(16,504)
Realized loss on foreign currency contracts not designated for hedge accounting	16,137	—	—
Postretirement benefit plan curtailment gains	(52,763)	(29,041)	—
Write-off of unamortized costs associated with early extinguishment of debt	17,166	17,264	12,473
Amortization of deferred debt issuance costs	5,192	8,254	12,504
Stock-based compensation	4,977	2,985	—
Allowance for doubtful accounts	615	(1,021)	4,858
Deferred income taxes	(150,079)	39,452	1,827
Change in operating assets and liabilities:
Trade receivables	(18,071)	46,572	(22,110)
Inventories	40,422	(6,095)	3,130
Other current assets	19,235	(3,254)	8,191
Other non-current assets	(10,598)	1,730	(24,901)
Accounts payable and other accrued liabilities	16,168	18,536	(38,444)
Income tax liabilities	9,527	(14,918)	(78,066)
Restructuring liabilities	(8,134)	(2,855)	(25,648)
Accrued salaries, wages and employee benefits	(87,843)	(41,433)	(13,005)
Long-term employee related benefits	(32,634)	(55,655)	(79,329)
Other long-term liabilities	1,973	3,847	(827)
Other, net	754	(696)	844

Net cash provided by (used for) operating activities	302,271	261,880	(43,777)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(92,519)	(77,080)	(41,868)
Proceeds from sale of property, plant and equipment	3,881	9,139	11,528
Acquisition of retail stores	(2,502)	(1,656)	(2,645)
Acquisition of Turkey minority interest	—	—	(3,835)
Cash inflow from net investment hedges	—	—	2,163
Foreign currency contracts not designated for hedge accounting	(16,137)	—	—

Net cash used for investing activities	(107,277)	(69,597)	(34,657)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	669,006	475,690	1,031,255
Repayments of long-term debt	(984,333)	(620,146)	(979,253)
Net decrease in short-term borrowings	(1,711)	(63)	(2,975)
Debt issuance costs	(5,297)	(12,176)	(24,632)
Restricted cash	(58)	1,467	(1,323)
Dividends to minority interest shareholders of Levi Strauss Japan K.K.	(3,141)	—	—

Net cash (used for) provided by financing activities	(325,534)	(155,228)	23,072

Effect of exchange rate changes on cash	6,953	2,862	(4,650)

Net increase (decrease) in cash and cash equivalents	(123,587)	39,917	(60,012)
Beginning cash and cash equivalents	279,501	239,584	299,596

Ending cash and cash equivalents	$155,914	$279,501	$239,584

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$237,017	$229,789	$238,683
Income taxes	52,275	83,492	197,315
Restructuring initiatives	13,322	16,998	43,112
The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.